EXHIBIT 10.1
April 27, 2007
Ms. Robin Marino
[Address]
Re:     Modification of employment arrangement and grant of restricted stock.
Dear Robin:
In recognition of your ongoing efforts and accomplishments in connection with strategically diversifying the merchandising business, the Compensation Committee of the Board of Directors of Martha Stewart Living Omnimedia, Inc. (the “Company”) has approved a second modification (this “Second Modification”) to your original employment letter, which was filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K dated June 10, 2005 (the “Original Agreement”), as modified by a letter dated October 24, 2006, which letter was filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K dated October 25, 2006.
Pursuant to this Second Modification, the Company has agreed to amend Section 5 of the Original Agreement, raising your target bonus from 70% to 80% of your base salary.
In addition, the Compensation Committee has approved a one-time grant of 20,000 shares of restricted stock to you pursuant to the Company’s 1999 Stock Incentive Plan (the “Plan”) , which shares will vest ratably over three years on the terms set forth in your stock grant agreement and the Plan.
Please indicate your acceptance of and agreement to the terms and conditions herein by signing and returning the enclosed copy of this letter.

Very truly yours,
/s/  Howard Hochhauser
Howard Hochhauser
Chief Financial Officer
Agreed to and Accepted:

/s/  Robin Marino
Robin Marino